Exhibit 99.1

ORGANOVO HOLDINGS, INC.

INCENTIVE AWARD STOCK OPTION AGREEMENT

In accordance with the terms of the offer letter, dated April 11, 2017, by and between Organovo Holdings, Inc. (the “Company”) and Taylor J. Crouch (“Participant”), the Compensation Committee of the Board of Directors has granted the Participant a Stock Option (the “Option”) represented by this Incentive Award Stock Option Agreement (the “Award Agreement”) as of the Date of Grant below.

The Option was granted outside of the Company’s 2012 Equity Incentive Plan (the “Plan”) as an “inducement grant” within the meaning of NASDAQ Listing Rule 5635(c)(4). While the Option was granted outside the Plan, the Option will be governed in all respects as if issued under the Plan, as currently in effect and as may be amended hereafter from time to time. In addition, unless otherwise defined herein, the defined terms used in this Award Agreement shall have the same meanings as the defined terms under the Plan, except as provided in a the Superseding Agreement (as defined below).

Participant has been granted an Option to purchase shares of the Company’s Common Stock, subject to the terms and conditions of this Award Agreement, as follows:

Date of Grant:	April 24, 2017

Vesting Commencement Date:	April 24, 2017

Exercise Price per Share:	$2.73

Total Number of Shares Granted:	2,088,212 shares of Common Stock (the “Option Shares”)

Type of Option:	Nonstatutory Stock Option

Term/Expiration Date:	April 23, 2027

Vesting and Exercise Schedule: Subject to any acceleration provisions set forth in this Award Agreement and/or the Company’s Severance and Change in Control Plan (the “Severance Plan”), this Option may be exercised and will vest in accordance with the following schedule: 25% of the Option Shares will vest and become exercisable 12 months from the Vesting Commencement Date, and the remaining Option Shares will vest and become exercisable on a quarterly basis over the next 12 quarters (for a total vesting period of 48 months from the Vesting Commencement Date), subject to Participant’s continuous service as a Service Provider through the applicable vesting period.

Superseding Agreement: The terms of the Severance Plan and any employment agreement or severance plan adopted by the Board after the Date of Grant in which Participant agrees to participate in shall be deemed a Superseding Agreement, and the terms set forth in such

Superseding Agreement shall supersede and replace the defined terms set forth in this Award Agreement. Notwithstanding the foregoing, a Superseding Agreement cannot impair the rights of any Participant under an outstanding Award Agreement, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company.

Termination Period: This Option will be exercisable for three (3) months after Participant ceases to be a Service Provider, unless such termination is due to Participant’s death or Disability, in which case this Option will be exercisable for twelve (12) months after Participant ceases to be a Service Provider. If such termination is without Cause or for Good Reason (as defined in the Severance Plan) within six months before a Change of Control, or within the twelve months following a Change in Control, this Option shall be exercisable for a period of twelve (12) months following the effective date of the termination. Notwithstanding the foregoing, in no event may this Option be exercised after the Term/Expiration Date as provided above and will terminate earlier consistent with the provisions in Section 15 of the Plan. The terms “Cause”, “Good Reason”, “Change in Control,” and “Disability” shall have the meanings given to such terms in the Severance Plan.

By Participant’s signature and the signature of the Company’s representative below, Participant and the Company agree that this Option is governed by the terms and conditions this Award Agreement, including the Terms and Conditions of Incentive Award Stock Option Grant, attached hereto as Exhibit A, the Plan and by each Superseding Agreement, all of which are made a part of this document. Participant has reviewed this Award Agreement, the Plan and the Severance Plan in their entirety, and has had an opportunity to obtain the advice of counsel prior to executing this Award Agreement and fully understands all provisions of the Award Agreement, the Plan and the Severance Plan. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Award Agreement, the Plan, the Severance Plan or any Superseding Agreement. Participant further agrees to notify the Company upon any change in the residence address indicated below.

PARTICIPANT	ORGANOVO HOLDINGS, INC.

/s/ Taylor J. Crouch	/s/ Craig Kussman
Taylor J. Crouch	Craig Kussman, Chief Financial Officer

EXHIBIT A

ORGANOVO HOLDINGS, INC.

TERMS AND CONDITIONS OF

INCENTIVE AWARD STOCK OPTION GRANT

1. Grant of Option. The Company hereby grants to the Participant (the “Participant”) named in the Incentive Award Stock Option Agreement (“Award Agreement”) an option (the “Option”) to purchase the number of Option Shares, as set forth in the Award Agreement, at the exercise price per share set forth in the Award Agreement (the “Exercise Price”). The Option was granted outside of the Company’s 2012 Equity Incentive Plan (the “Plan”) as an “inducement grant” within the meaning of NASDAQ Listing Rule 5635(c)(4). While the Option was granted outside the Plan, the Option will be governed in all respects as if issued under the Plan, as currently in effect and as may be amended hereafter from time to time. In addition, the Option will be subject to all of the terms and conditions in this Award Agreement, the Company’s Severance and Change in Control Plan (the “Severance Plan”), which is incorporated herein by reference, and any other Superseding Agreement. Subject to the Severance Plan and any other Superseding Agreement, unless otherwise defined herein, the defined terms used in this Award Agreement shall have the same meanings as the defined terms under the Plan.

2. Vesting Schedule. Except as provided in the Severance Plan or a Superseding Agreement, the Option awarded by this Award Agreement will vest in accordance with the vesting provisions set forth in this Award Agreement.

3. Administrator. All questions of interpretation concerning this Award Agreement, the Plan, the Severance Plan or any other Superseding Agreement shall be determined by the Compensation Committee of the Board of Directors (the “Administrator”). All such determinations by the Administrator shall be final, binding and conclusive upon all persons having an interest in the Option, unless fraudulent or made in bad faith. Any and all actions, decisions and determinations taken or made by the Administrator in the exercise of its discretion pursuant to the Award Agreement, the Plan, the Severance Plan or a Superseding Agreement shall be final, binding and conclusive upon all persons having an interest in the Option. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to this Award Agreement, the Plan, the Severance Plan or a Superseding Agreement.

4. Exercise of Option.

(a) Right to Exercise. This Option may be exercised only within the term set out in the Award Agreement, and may be exercised during such term only in accordance with the terms of this Award Agreement. The term for exercising this option may be modified by the Administrator in its discretion.

(b) Method of Exercise. This Option is exercisable by delivery of an exercise notice, in the form attached as Exhibit B (the “Exercise Notice”) or in a manner and pursuant to such procedures as the Administrator may determine, which will state the election to exercise the

Option, the number of Option Shares in respect of which the Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company. The Exercise Notice will be completed by Participant and delivered to the Company. The Exercise Notice will be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares together with any applicable tax withholding. This Option will be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by such aggregate Exercise Price.

5. Method of Payment. Payment of the aggregate Exercise Price will be by any of the following, or a combination thereof, at the election of Participant:

(a) by wire transfer of immediately available funds;

(b) check;

(c) cashless exercise, if authorized at the time of exercise by the Administrator; or

(d) surrender of other shares of the Company’s common stock which have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the Exercised Shares, provided that accepting such shares, in the sole discretion of the Administrator, will not result in any adverse accounting consequences to the Company.

6. Tax Obligations.

(a) Withholding Taxes. Notwithstanding any contrary provision of this Award Agreement, no certificate representing the Option Shares will be issued to Participant, unless and until satisfactory arrangements (as determined by the Administrator) will have been made by Participant with respect to the payment of income, employment and other taxes which the Company determines must be withheld with respect to such Option Shares. To the extent determined appropriate by the Company in its discretion, it will have the right (but not the obligation) to satisfy any tax withholding obligations by reducing the number of Option Shares otherwise deliverable to Participant. If Participant fails to make satisfactory arrangements for the payment of any required tax withholding obligations hereunder at the time of the Option exercise, Participant acknowledges and agrees that the Company may refuse to honor the exercise and refuse to deliver Option Shares if such withholding amounts are not delivered at the time of exercise.

(b) Code Section 409A. Under Code Section 409A, an option that vests after December 31, 2004 (or that vested on or prior to such date but which was materially modified after October 3, 2004) that was granted with a per Share exercise price that is determined by the Internal Revenue Service (the “IRS”) to be less than the Fair Market Value of a Share on the date of grant (a “Discount Option”) may be considered “deferred compensation.” A Discount Option may result in (i) income recognition by Participant prior to the exercise of the option, (ii) an additional twenty percent (20%) federal income tax, and (iii) potential penalty and interest charges. The Discount Option may also result in additional state income, penalty and interest charges to the Participant. Participant acknowledges that the Company cannot and has not guaranteed that the IRS will agree that the per Share exercise price of this Option equals or exceeds the Fair Market Value of a Share on the Date of Grant in a later examination. Participant agrees that if the IRS determines that the Option was granted with a per Share exercise price that was less than the Fair Market Value of a Share on the date of grant, Participant will be solely responsible for Participant’s costs related to such a determination.

(c) Participant hereby acknowledges that Participant has consulted with any tax consultants Participant deems necessary or advisable in connection with the receipt of the Option, the vesting of the Option Shares, the purchase and the disposition of the Option Shares, and that Participant is not relying on the Company for any tax advice. Participant understands that Participant is responsible for reporting and paying any individual federal and state taxes resulting from Participant’s receipt of the Option, the vesting of the Option Shares, the purchase of the Option Shares and the disposition of the Option Shares, including any alternative minimum tax (AMT).

7. Adjustments for Changes in Capital Structure. In accordance with Section 15 of the Plan and subject to any required action by the stockholders of the Company and the requirements of Section 409A to the extent applicable, in the event of any change in the Company’s Common Stock effected without receipt of consideration by the Company, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of the Company, or in the event of payment of a dividend or distribution to the stockholders of the Company in a form other than shares of the Company’s Common Stock (other than regular, periodic cash dividends paid on the Common Stock pursuant to the Company’s dividend policy) that has a material effect on the Fair Market Value of shares of Common Stock, appropriate and proportionate adjustments shall be made (a) to the number of Option Shares subject to the Option and/or the number and kind of shares of Common Stock or other property to be issued upon exercise of the Option and (b) to the Exercise Price, in order to prevent dilution or enlargement of the Participant’s rights under the Option. For purposes of the foregoing, conversion of any convertible securities of the Company shall not be treated as “effected without receipt of consideration by the Company.” Any and all new, substituted or additional securities or other property (other than regular, periodic cash dividends paid on Common Stock pursuant to the Company’s dividend policy) to which the Participant is entitled by reason of ownership of Option Shares acquired pursuant to the Option will be immediately subject to the provisions of this Award Agreement on the same basis as all Option Shares originally purchasable hereunder. Any fractional share of Common Stock resulting from an adjustment pursuant to this Section shall be rounded down to the nearest whole number. Such adjustments shall be determined by the Administrator, and its determination shall be final, binding and conclusive.

8. Effect of Change in Control. In accordance with Section 15 of the Plan and subject in all cases to any accelerated vesting provisions provided in this Award Agreement, the Plan, the Severance Plan and any Superseding Agreement, in the event of a Change in Control (as defined in the Plan), except to the extent that the Administrator determines to cash out the Option, the surviving, continuing, successor, or purchasing entity or parent thereof, as the case may be (the “Acquiror”), may, without the consent of the Participant, assume or continue in full force and effect the Company’s rights and obligations under the Option or substitute for all or any portion of the Option Shares substantially equivalent rights with respect to the Acquiror’s stock. For purposes of this Section, the Option shall be deemed assumed if, following the

Change in Control, the Option confers the right to receive, subject to the terms and conditions this Award Agreement, the consideration (whether stock, cash, other securities or property or a combination thereof) to which a holder of a share of Common Stock on the effective date of the Change in Control was entitled (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if such consideration is not solely common stock of the Acquiror, the Administrator may, with the consent of the Acquiror, provide for the consideration to be received upon exercise of the Option to consist solely of common stock of the Acquiror equal in Fair Market Value to the per share consideration received by holders of Common Stock pursuant to the Change in Control. In accordance with Section 15 of the Plan, the Option shall vest in full and be exercisable on the date of the Change in Control to the extent that the Option is not assumed, continued or substituted by the Acquiror in connection with the Change in Control.

9. Rights as a Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Option Shares deliverable hereunder unless and until certificates representing such Option Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant. After such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to voting such Option Shares and receipt of dividends and distributions on such Option Shares.

10. No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF OPTION SHARES PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THE OPTION OR ACQUIRING OPTION SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.

11. Address for Notices. Any notice to be given to the Company under the terms of this Award Agreement will be addressed to the Company, in care of its Chief Financial Officer at Organovo Holdings, Inc., 6275 Nancy Ridge Dr., San Diego, CA 92121, or at such other address as the Company may hereafter designate in writing.

12. Non-Transferability of Option. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Participant only by Participant.

13. Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Award Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

14. Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration or qualification of the Option Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of the Option Shares to Participant (or his or her estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. The Company will make all reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority. Assuming such compliance, for income tax purposes the Exercised Shares will be considered transferred to Participant on the date the Option is exercised with respect to such Exercised Shares.

15. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Option or the Award Agreement by electronic means or request Participant’s consent to receive any such materials by electronic means.

16. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.

17. Agreement Severable. In the event that any provision in this Award Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.

18. Modifications to the Agreement. This Award Agreement, together with the Plan, the Severance Plan and any Subsequent Agreement, constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Award Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Award Agreement can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in this Award Agreement, the Company reserves the right to revise this Award Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Code Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Code Section 409A in connection to this Option.

19. Governing Law. This Award Agreement will be governed by the laws of the State of Delaware, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this Option or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Delaware, and agree that such litigation will be conducted in the state courts of the State of Delaware, or the federal courts for the United States for the District of Delaware, and no other courts, where this Option is made and/or to be performed.

20. Clawback Policy. Notwithstanding anything to the contrary in the Award Agreement, all Option Shares issued or issuable under this Option shall be subject to any clawback policy adopted by the Company from time to time (including, but not limited to, any policy adopted in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Laws), regardless of whether the policy is adopted after the Date of Grant, after the vesting of the Option Shares vest, or after the exercise of the Award Agreement.

EXHIBIT B

ORGANOVO HOLDINGS, INC.

INCENTIVE AWARD STOCK OPTION AGREEMENT

EXERCISE NOTICE

Organovo Holdings, Inc.

6275 Nancy Ridge Dr.

San Diego, CA 92121

Attention: Chief Financial Officer

1. Exercise of Option. Effective as of today,             ,         , the undersigned (“Purchaser”) hereby elects to purchase                  shares (the “Shares”) of the Common Stock of Organovo Holdings, Inc. (the “Company”) under and pursuant to the Incentive Award Stock Option Agreement, dated April 24, 2017 (the “Award Agreement”). The purchase price for the Shares will be $            , as required by the Award Agreement.

2. Delivery of Payment. Purchaser herewith delivers to the Company the full purchase price of the Shares and any required tax withholding to be paid in connection with the exercise of the Option.

3. Representations of Purchaser. Purchaser acknowledges that Purchaser has received, read and understood the Award Agreement and agrees to abide by and be bound by their terms and conditions.

4. Rights as Stockholder. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the Shares, no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to the Option, notwithstanding the exercise of the Option. The Shares so acquired will be issued to Purchaser as soon as practicable after exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date of issuance, except as provided by the provisions in Section 15 of the Plan (which Section is incorporated herein by reference).

5. Tax Consultation. Purchaser hereby acknowledges that Purchaser has consulted with any tax consultants Purchaser deems necessary or advisable in connection with the receipt of the Option, the vesting of the Option Shares, the purchase and the disposition of the Shares, and that Purchaser is not relying on the Company for any tax advice. Purchaser understands that Purchaser is responsible for reporting and paying any personnel federal and state taxes resulting from Purchaser’s receipt of the Option, the vesting of the Shares, the purchase of the Shares and the disposition of the Shares, including any alternative minimum tax (AMT).

6. Entire Agreement; Governing Law. The Award Agreement, the Severance Plan and any applicable definitions from the 2012 Equity Incentive Plan (the “Plan”) are incorporated herein by reference. This Exercise Notice, the Award Agreement and the Severance Plan

constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Purchaser with respect to the subject matter hereof, and may not be modified adversely to the Purchaser’s interest except by means of a writing signed by the Company and Purchaser. This agreement is governed by the internal substantive laws, but not the choice of law rules, of the State of Delaware.

Submitted by	Accepted by

PURCHASER	ORGANOVO HOLDINGS, INC.

Signature	By

Taylor J. Crouch	Title